    As filed with the Securities and Exchange Commission on March 25, 1999
                                                       Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington,  D.C. 20549

                               ----------------

                                   FORM S-4
                            Registration Statement
                                     under
                          the Securities Act of 1933

                               ----------------

                         MARRIOTT INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)

        Delaware                     7011                 52-2055918
     (State or other           (Primary Standard       (I.R.S. Employer
     jurisdiction of              Industrial          Identification No.)

    incorporation or          Classification Code
      organization)                 Number)
                              10400 Fernwood Road
                              Bethesda, MD 20817
                                (301) 380-3000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           Joseph Ryan, Executive Vice President and General Counsel
                         Marriott International, Inc.
                     10400 Fernwood Road, Dept. 52/923.30
                              Bethesda, MD 20817
                                (301) 380-3000

                               ----------------

                                  Copies to:

          John F. Olson, Esq.                   Ward R. Cooper, Esq.
      Gibson, Dunn & Crutcher LLP           Marriott International, Inc.
     1050 Connecticut Avenue, N.W.      10400 Fernwood Road, Dept. 52/923.23
         Washington, DC 20036                    Bethesda, MD 20817
            (202) 955-8500                         (301) 380-7824
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
                                         Proposed        Proposed
 Title of Each Class of     Amount       Maximum          Maximum       Amount of
    Securities to be        to be     Offering Price     Aggregate     Registration
       Registered         Registered     Per Unit    Offering Price(1)     Fee
-----------------------------------------------------------------------------------
6 5/8% Series A Notes
 due 2003..............  $200,000,000      100%        $200,000,000      $55,600
-----------------------------------------------------------------------------------
6 7/8% Series B Notes
 due 2005..............  $200,000,000      100%        $200,000,000      $55,600
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee.

                               ----------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may +
+offers to buy be accepted prior to the time the registration statement        +
+becomes effective. This prospectus shall not constitute an offer to sell or + +the solicitation of an offer to buy nor shall there be any sale of these + +securities in any State in which such offer, solicitation or sale would be + +unlawful prior to registration or qualification under the securities laws of +
+any such State.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED MARCH 25, 1999

                                  $400,000,000

                          Marriott International, Inc.

                               OFFER TO EXCHANGE
                                ALL OUTSTANDING

                         6 5/8% Series A Notes due 2003
             ($200,000,000 aggregate principal amount outstanding)

                                      for

                         6 5/8% Series A Notes due 2003
                  Registered Under the Securities Act of 1933

                                      and

                         6 7/8% Series B Notes due 2005
             ($200,000,000 aggregate principal amount outstanding)

                                      for

                         6 7/8% Series B Notes due 2005
                  Registered Under the Securities Act of 1933

  . The exchange offer expires at 5:00 p.m., New York City time, on     ,
    1999, unless extended.

  . The exchange offer is not subject to any conditions other than that the exchange offer will not violate any applicable law or interpretation of the staff of the Securities and Exchange Commission and that there be no pending or threatened proceeding that would reasonably be expected to impair our ability to proceed with the exchange offer.

  . All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

  . Tenders of outstanding notes may be withdrawn at any time before 5:00 p.m.
    on the date of expiration of the exchange offer.

  . The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

  . We will not receive any proceeds from the exchange offer.

  . The terms of the new notes to be issued are substantially identical to the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.

  Consider carefully the "Risk Factors" beginning on page 10.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the new notes to be distributed in the exchange offer, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is     , 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Forward-Looking Statements.................................................   2
Where You Can Find More Information........................................   3
Incorporation of Information We File With the SEC..........................   3
Summary....................................................................   4
Risk Factors...............................................................  10
Use of Proceeds............................................................  12
Ratio of Earnings to Fixed Charges.........................................  12
The Exchange Offer.........................................................  13
Certain Federal Income Tax Considerations..................................  23
Selected Financial Data....................................................  25
Business...................................................................  26
Description of the New Notes...............................................  27
Plan of Distribution.......................................................  39
Legal Matters..............................................................  39
Independent Auditors.......................................................  39

                          FORWARD-LOOKING STATEMENTS

  We have made forward-looking statements in this document that are based on the beliefs and assumptions of our management and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

  Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You are cautioned not to put undue reliance on any forward-looking statements. In addition, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

  You should understand that the following important factors, in addition to those discussed elsewhere in this prospectus, could cause our results to differ materially from those expressed in forward-looking statements:

  . competition within each of our business segments;

  . business strategies and their intended results;

  . the balance between supply of and demand for hotel rooms, timeshare units and senior living accommodations;

  . our continued ability to obtain new operating contracts and franchise agreements;

  . our ability to develop and maintain positive relations with current and potential hotel and retirement community owners;

  . the effect of international, national and regional economic conditions;

  . the availability of capital to allow us and potential hotel and retirement community owners to fund investments;

  . our ability, and the ability of other parties upon which our businesses rely, to modify or replace on a timely basis, computer software and other systems in order to function properly prior to, in and beyond the Year 2000; and

  . other risks described from time to time in our filings with the SEC.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, New York at 7 World Trade Center, 13th Floor, New York, NY 10048, and Chicago, Illinois at Suite 1400, Northwestern Atrium Center, 14th Floor, 500 W. Madison Street, Chicago, IL 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

  We hereby "incorporate by reference" the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will be deemed to automatically update and supersede this information. Specifically, we incorporate by reference:

  . Our Annual Report on Form 10-K for the fiscal year ended January 1, 1999;

  . Our Proxy Statement filed on March 18, 1999; and

  . Any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the exchange offer expires.

  You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    Corporate Secretary
    Marriott International, Inc.
    Marriott Drive, Department 52/862
    Washington, D.C. 20058
    (301) 380-3000

                                    SUMMARY

  This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the new notes to be issued in the exchange offer. You should read the entire prospectus carefully, especially the risks of investing in the new notes discussed under "Risk Factors" starting on page 10.

                               The Exchange Offer

  On November 16, 1998, we completed the private offering of "initial" notes, comprised of $200 million of 6 5/8% Series A Notes due 2003 and $200 million of 6 7/8% Series B Notes due 2005. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to deliver to you this prospectus and to complete the exchange offer within 45 days after the day on which the registration statement, which includes this prospectus, is declared effective by the SEC.

  In the exchange offer, you are entitled to exchange your initial notes for "new" notes--registered notes with substantially identical terms as the initial notes (except for transfer restrictions and registration rights relating to the initial notes). If the exchange offer is not completed within 45 calendar days after the day on which the related registration statement is declared effective by the SEC, then the interest rate on the initial notes will be increased by one-quarter of one percent per annum for each ninety-day period until the exchange offer is consummated, up to a maximum of one-half percent per annum. You should read the discussion under the heading "Summary--The New Notes" and "Description of the New Notes" for further information regarding the new notes.

  We believe that you may resell the new notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions discussed under the headings "Summary--Terms of Exchange Offer" and "The Exchange Offer." You should read these sections for further information regarding the exchange offer and resale of the new notes.

                          Marriott International, Inc.

  We are a worldwide operator and franchisor of hotels and senior living communities and provider of distribution services. Our operations are grouped in three business segments, Lodging, Senior Living Services and Distribution Services, which represented 79, 6 and 15 percent, respectively, of total sales in the fiscal year ended January 1, 1999.

  In our Lodging segment, we operate, develop and franchise lodging facilities and vacation timesharing resorts under 12 separate brand names.

  In our Senior Living Services segment, we develop and presently operate 113 senior living communities offering independent living, assisted living and skilled nursing care for seniors in the United States.

  In our Distribution Services segment, we supply food and related products to external customers and to internal operations throughout the United States.

  Financial information by industry segment and geographic area as of January 1, 1999 and for the three fiscal years then ended, appears in the Business Segments note to our Consolidated Financial Statements, which are contained in our most recent Annual Report on Form 10-K and incorporated by reference into this prospectus.

  We became a public company in March 1998, when we were "spun off" as a separate entity by the company formerly named "Marriott International, Inc." Our company--the "new" Marriott International--was formed to conduct the lodging, senior living and distribution services businesses formerly conducted by the "old" Marriott International. "Old" Marriott International, now called Sodexho Marriott Services, Inc., is a provider of food service and facilities management in North America.

                          Terms of the Exchange Offer

  The exchange offer relates to the exchange of up to $200 million aggregate principal amount of outstanding Series A notes for an equal aggregate principal amount of Series A new notes and up to $200 million aggregate principal amount of outstanding Series B notes for an equal aggregate principal amount of Series B new notes. The new notes will be obligations of Marriott and will be governed by the same indenture that governs the initial notes. The form and terms of the new notes are identical in all material respects to the form and terms of the initial notes, except that the new notes have been registered under the Securities Act, and therefore are not entitled to the benefits of the registration rights agreement that was executed as part of the offering of the initial notes. The registration rights agreement provides for registration rights with respect to the initial notes and for the payment of additional interest on the initial notes if Marriott fails to meet its registration obligations under the agreement.

Initial Notes.............  6 5/8% Series A Notes due 2003, which were issued in November 1998 and 6 7/8% Series B Notes due 2005, which also were issued in November 1998.

New Notes.................  6 5/8% Series A Notes due 2003 and 6 7/8% Series B
                            Notes due 2005 that we are offering hereby. The initial notes and the new notes are referred to collectively as the notes.

The Exchange Offer........  We are offering to exchange:

                            . $1,000 principal amount of Series A new notes for
                              each
                             $1,000 principal amount of Series A initial notes; and

                            . $1,000 principal amount of Series B new notes for
                              each
                             $1,000 principal amount of Series B initial notes.

                            Initial notes may only be exchanged in $1,000 principal amount increments. As of the date of this prospectus, there are outstanding $200,000,000 aggregate principal amount of Series A initial notes and $200,000,000 aggregate principal amount of Series B initial notes.

Resales...................  Based on an interpretation by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer new notes issued in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:

                            . you are not our "affiliate" within the meaning of
                              Rule 405 under the Securities Act;

                            . you are not a broker-dealer who acquired the
                              initial notes directly from us without compliance with the registration and prospectus delivery provisions of the Securities Act;

                            . you acquire the new notes in the ordinary course
                              of your business; and

                            . you are not participating in, do not intend to
                              participate in, and have no arrangement or understanding with any person to participate in a distribution of the new notes.

                            Any holder subject to any of these exceptions, and each broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for initial notes that were acquired as a result of market-making, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of new notes (unless the resale is made pursuant to an exemption from these requirements).

Expiration Date...........  5:00 p.m., New York City time,     , 1999, unless
                            we extend the exchange offer, in which case the term "expiration date" means the latest date and time to which the exchange offer is extended.

Interest on the New Notes
 and the Initial Notes....  Each new note will bear interest from November 16,
                            1998. If your initial notes are accepted for exchange, you will not receive accrued interest on the initial notes, and will be deemed to have waived the right to receive any interest on the initial notes from and after November 16, 1998.

Conditions to the           The exchange offer is subject to the conditions
 Exchange Offer...........  that the exchange offer not violate any applicable law or interpretation of the staff of the SEC and that there be no pending or threatened proceeding that would reasonably be expected to impair our ability to proceed with the exchange offer, among others. See "The Exchange Offer--Conditions."

Procedures for Tendering
 Initial Notes............  If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal in accordance with its instructions and deliver the letter of transmittal, together with the initial notes and any other required documentation, to the exchange agent at the address set forth in the letter of transmittal. If you hold initial notes through DTC and wish to accept the exchange offer, you must do so under DTC's Automated Tender Offer Program, by which you will agree to be bound by the letter of transmittal.

Special Procedures for
 Beneficial Owners........  If you are a beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender in the exchange offer, you should contact the person in whose name your initial notes are registered promptly and instruct the person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register ownership of the initial notes in your name or obtain a properly completed bond power from the person in whose name your initial notes are registered. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
 Procedures...............  If you wish to tender your initial notes in the exchange offer and your initial notes are not immediately available or you cannot deliver your initial notes, the letter of transmittal and any other required documents or you cannot comply with the procedures for book-entry transfer prior to the expiration date, you may tender your initial notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights.........  Tenders may be withdrawn at any time prior to 5:00
                            p.m., New York City time, on the expiration date pursuant to the procedures described under "The Exchange Offer--Withdrawals of Tenders."

Acceptance of Initial
 Notes and Delivery of
 New Notes................  Subject to conditions (summarized above in "--
                            Conditions to the Exchange Offer,") we will accept for exchange any and all initial notes that are properly tendered in the exchange offer prior to the expiration date. The new notes issued pursuant to the exchange offer will be delivered promptly after the expiration date. See "The Exchange Offer--Terms of the Exchange Offer."

Certain Federal Income
 Tax Consequences.........  With respect to the exchange of initial notes for new notes:

                            . the exchange should not constitute a taxable
                              exchange for federal income tax purposes; and

                            . you should not recognize gain or loss upon
                              receipt of the new notes.

                            You must include interest on the new notes in gross income to the same extent as the initial notes.

 Registration Rights
  Agreement................ In connection with the sale of the initial notes, we entered into a registration rights agreement with the initial purchasers of the initial notes that grants the holders of the initial notes registration rights. As a result of making this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. If you do not tender your initial notes in the exchange offer, you will not have any further registration rights under the registration rights agreement or otherwise unless you were not eligible to participate in the exchange offer. See "The Exchange Offer--Registration Rights." If you are eligible to participate in the exchange offer and do not tender your initial notes, you will continue to hold the untendered initial notes, which will continue to be subject to restrictions on transfer under the Securities Act.

Exchange Agent............  The Chase Manhattan Bank is serving as our exchange agent in connection with the exchange offer.

                             Terms of the New Notes

  The form and terms of the new notes will be substantially the same as the form and terms of the initial notes except that:

  .  the new notes have been registered under the Securities Act and,
  therefore, will not bear legends    restricting their transfer;

  .  the holders of the new notes, except in limited circumstances, will not
  be entitled to further    registration rights under the registration rights
  agreement or to receive additional interest on the notes    in the event
  that registration obligations are not complied with; and

  . the minimum denomination of new notes will be reduced from $100,000 to $1,000.

  The new notes will evidence the same debt as the initial notes and will be governed by the same indenture under which the initial notes were issued.

                                 The New Notes

Issuer:...................  Marriott International, Inc.

New Notes:................  $200,000,000 aggregate principal amount of 6 5/8%
                            Series A notes, and $200,000,000 aggregate principal amount of 6 7/8% Series B notes.

Maturity Date:............  Series A new notes: November 15, 2003.

                            Series B new notes: November 15, 2005.

Interest Payment Dates:...  May 15 and November 15 of each year, commencing May
                            15, 1999.

Ranking:..................  The new notes will be senior unsecured obligations, ranking equally with all of our existing and future senior unsecured indebtedness. The new notes effectively will rank junior to all liabilities of our subsidiaries. See "Description of the New Notes."

Minimum Denomination:.....  $1,000 and even multiples of $1,000.

Sinking Fund:.............  None.

Optional Redemption:......  None.

Certain Covenants:........  We have agreed to restrictions on liens, sale and leaseback transactions, mergers, consolidations and transfers of substantially all of our assets. These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the New Notes."

Ratings:..................  The initial notes have been rated BBB+ by Standard
                            & Poor's Ratings Group and Baa1 by Moody's
                            Investors Service, Inc., and we expect the new notes to receive the same ratings.

Trustee:..................  The Chase Manhattan Bank.

                             SUMMARY FINANCIAL DATA
                (in millions, except ratios and per share data)

  The following table presents summary financial data for the five most recent fiscal years, which is from our consolidated financial statements. Since the information in this table is only a summary and does not provide all of the information contained in our financial statements, including the related notes, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 1, 1999, filed with the SEC and incorporated into this prospectus by reference. Per share data and shareholders' equity have not been presented for periods prior to 1998 because we were not a publicly held company during that time. For information regarding the calculation of the ratio of earnings to fixed charges, see "Ratio of Earnings to Fixed Charges."

                                                  Fiscal Year
                                      ---------------------------------------
                                       1998    1997   1996(a)   1995    1994
                                      ------  ------  -------  ------  ------
Income Statement Data:
Sales................................ $7,968  $7,236  $5,738   $4,880  $4,461
Operating Profit Before Corporate
 Expenses and Interest...............    736     609     508      390     316
Net Income...........................    390     324     270      219     162
Per Share Data:
  Diluted Earnings per Share.........   1.46
  Cash Dividends Declared............   .195
Other Operating Data:
Ratio of Earnings to Fixed Charges...    7.1x    7.2x    5.8x     6.9x    6.2x
Balance Sheet Data (at end of
 period):
Total Assets......................... $6,233  $5,161  $3,756   $2,772  $2,061
Long-Term and Convertible
 Subordinated Debt...................  1,267     422     681      180     102
Shareholders' Equity.................  2,570

--------
(a) 1996 fiscal year was 53 weeks; all other fiscal years were 52 weeks.

                                 RISK FACTORS

  Before you invest in the new notes, you should be aware of various risks, including those described below. You should carefully consider these risk factors together with all other information included in this prospectus before you decide to invest in the new notes.

Risks Concerning the Lodging Business May Impact Our Revenue and Growth

  The Lodging Business Involves Unique Operating Risks. Our largest business is lodging. Our lodging properties are subject to operating risks that may adversely impact our revenue. These risks include, among others:

  . changes in general economic conditions, which can adversely affect the level of business and pleasure travel, and therefore the demand for lodging and related services;

  . cyclical over-building in one or more sectors of the hotel industry and/or in one or more geographic regions, which could lead to excess supply compared to demand, and a decrease in hotel occupancy and/or room rates;

  . restrictive changes in zoning, land use, health, safety and environmental laws, rules and regulations;

  . the inability to obtain property and liability insurance to fully protect against all losses or to obtain such insurance at reasonable rates; and

  . changes in travel patterns.

  Competition in the Lodging Business May Affect our Ability to Grow. We compete for hotel management, franchise and acquisition opportunities with other managers, franchisors and owners of hotel properties, some of which may have greater financial resources than we do. These competitors may be able to accept more risk than we can prudently manage. Competition may also generally reduce the number of suitable management, franchise and investment opportunities offered to us, and increase the bargaining power of property owners seeking to engage a manager, become a franchisee or sell a hotel property. Our operational and growth prospects are also dependent on the strength and desirability of our lodging brands, the ability of our franchisees to generate revenues and profits at properties they franchise from us and our ability to maintain positive relations with our employees.

We May Have Conflicts of Interest with Host Marriott Corporation and Crestline Capital Corporation

  We recognized sales of $2,317 million during 1998 from lodging properties and senior living communities owned or leased by Host Marriott Corporation. Additionally, we recognized sales of $712 million in 1998 from properties owned by several limited partnerships in which Host Marriott was the general partner. In December 1998, Host Marriott reorganized its business operations to qualify as a real estate investment trust, and spun off a new company, Crestline Capital Corporation. Host Marriott transferred to Crestline all of the senior living communities previously owned by Host Marriott, and entered into lease or sublease agreements with Crestline for substantially all of Host Marriott's lodging properties.

  We may have conflicts of interest with Host Marriott or Crestline because our Chairman and Chief Executive Officer, J.W. Marriott Jr., and his brother, Richard E. Marriott, who is Chairman of Host Marriott, have significant stockholdings in, and are directors of, both Marriott International and Host Marriott. In addition, J.W. Marriott, Jr. and Richard E. Marriott have significant holdings in Crestline and John W. Marriott III, the son of J.W. Marriott, Jr. and a Marriott employee, is a director of Crestline. Circumstances may occur in which Host Marriott's or Crestline's interests could be in conflict with your interests as a holder of new notes, and Host Marriott may pursue transactions that present risks to you as a holder of new notes. We cannot assure you that any such conflicts will be resolved in your favor. Our transactions with Host Marriott and Crestline are described in more detail in the notes to our Consolidated Financial Statements, which we filed with the SEC as part of our Annual Report on Form 10-K for the year ended January 1, 1999 and are incorporated by reference into this prospectus.

The Availability and Price of Capital May Affect Our Ability to Grow

  Our ability to sell properties that we develop, and the ability of hotel developers to build or acquire new Marriott properties, both of which are important components of our growth plans, are to some extent dependent on the availability and price of capital. We are monitoring the status of the capital markets, which have shown unusual volatility during the past year, and are in the process of evaluating the effect, if any, that capital market conditions may have on our ability to execute our announced growth plans. If this analysis demonstrates that our growth plans should be modified, new growth plans may be necessary.

Computer Systems That We Depend On May Fail to Recognize Year 2000

  We depend on our computer software programs and operating systems in operating our business. We also depend on the proper functioning of computer systems of third parties, such as vendors and suppliers. The failure of any of these systems to appropriately interpret the upcoming calendar year 2000 could have a material adverse effect on us, our business and financial condition. We are currently identifying our own applications that will not be Year 2000 compliant and taking steps to determine whether third parties are doing the same. In addition, we are implementing a plan to prepare our most critical computer systems to be Year 2000 compliant in 1999. We estimate that the total cost of implementing our Year 2000 compliance program to be borne by us will be approximately $40 to $50 million, of which $12 million (on a pre-tax basis) had been incurred through January 1, 1999.

  Our inability to remedy our own Year 2000 problems or the failure of third parties to do so may cause business interruptions or shutdown, financial loss, reputational harm and/or legal liability. We can not assure you that our Year 2000 compliance program will be effective or that our estimates about the timing and cost of completing our program will be accurate. You can find a more detailed discussion of our Year 2000 compliance program in our Annual Report on Form 10-K for the year ended January 1, 1999, which is on file with the SEC and incorporated by reference into this prospectus.

We are Subject to Restrictive Debt Covenants

  Our existing debt agreements contain covenants that limit our ability to, among other things, borrow additional money, pay dividends, sell assets or engage in mergers. If we do not comply with these covenants, or do not repay our debt on time, we will be in default under our debt agreements. Unless any such default is waived by our lenders, the debt could become immediately payable and this could have a material adverse impact on us.

We Will Depend Upon Cash Flow of Our Subsidiaries to Make Payments on the New Notes

  We are in part a holding company. Our subsidiaries conduct a significant percentage of our consolidated operations and own a significant percentage of our consolidated assets. Consequently, our cash flow and our ability to meet our debt service obligations depend in large part upon the cash flow of our subsidiaries and the payment of funds by the subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries are not obligated to make funds available to us for payment on the new notes or otherwise. In addition, our subsidiaries' ability to make any payments will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. The new notes effectively will rank junior to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary and following payment of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. The indenture governing the new notes will permit us and our subsidiaries to incur additional indebtedness, including secured indebtedness. See "Description of the New Notes--Certain Covenants" on page 33.

A Liquid Trading Market for the New Notes May Not Develop

  The liquidity of any market for the new notes will depend upon the number of holders of the new notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the new notes and other factors. A liquid trading market may not develop. If an active market for the new notes does not develop, the market price and liquidity of the new notes may be adversely affected. There may not be a market where you can sell your new notes and, if a market for the new notes starts, it may end at any time. While the initial notes are eligible for trading in the PORTAL Market, we currently do not intend to list the new notes on any securities exchange or to seek approval for their quotation on the National Association of Securities Dealers Automated Quotation or any other automated quotation system.

Forward-Looking Statements May Prove Inaccurate

  We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results.When we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that many factors, some of which are discussed elsewhere in this document, could affect our future financial results and could cause those results to differ materially from those expressed in our forward-looking statements contained in this prospectus. See "Forward-Looking Statements" on page 2.

                                USE OF PROCEEDS

  We will not receive any proceeds from the exchange offer.

                      RATIO OF EARNINGS TO FIXED CHARGES

  Our ratio of earnings to fixed charges for the periods indicated is as follows:

                                    Fiscal Year
            -----------------------------------------------------------------------------------------
            1998            1997                   1996                   1995                   1994
            ----            ----                   ----                   ----                   ----
            7.1x            7.2x                   5.8x                   6.9x                   6.2x

  In calculating the ratio of earnings to fixed charges, earnings represent income before income taxes and loss (income) related to equity method investees plus (a) fixed charges and (b) distributed income of equity method investees; minus (x) interest capitalized. Fixed charges represent interest expensed and capitalized, amortization of deferred financing costs, an estimate of the interest within rent expense and our share of the interest expense of certain equity method investees.

                              THE EXCHANGE OFFER

  The following discussion summarizes the material terms of the exchange offer, including those set forth in the letter of transmittal distributed with this prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the exchange offer, including the indenture governing the new notes, which is filed as Exhibit 4.1 to our most recent Annual Report on Form 10-K.

Registration Rights

  We sold the initial notes to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., Goldman, Sachs & Co. and Salomon Smith Barney Inc., as initial purchasers, on November 16, 1998 under an Offering Memorandum dated November 10, 1998 covering $400 million principal amount of the initial notes. The initial purchasers then subsequently resold the initial notes to qualified institutional buyers under Rule 144A under the Securities Act. As part of the offering of the initial notes, we entered into an Exchange and Registration Rights Agreement dated as of November 16, 1998.

  The registration rights agreement requires, among other things, that we:

  . file with the SEC not later than March 31, 1999 a registration statement under the Securities Act covering an offering of new notes of Marriott identical in all material respects to the initial notes, other than transfer restrictions under the Securities Act, registration rights and the requirement, under certain circumstances, to pay additional interest with respect to the initial notes;

  . use our reasonable efforts to cause the registration statement to become effective under the Securities Act before May 15, 1999 and to keep the registration statement effective until the closing of the exchange offer;

  . upon the effectiveness of the registration statement, commence the exchange offer and keep the exchange offer open for a period of not less than 30 calendar days; and

  . use our reasonable efforts to cause the exchange offer to be consummated within 45 calendar days after the effective date of the registration statement.

  The registration statement will be deemed not to be effective for any period during which the offering of new notes is interfered with by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court.

  The exchange offer gives you the opportunity, with limited exceptions, to exchange your initial notes for a like principal amount of new notes, which will be issued without a restrictive legend and which you may generally reoffer and resell without restrictions or limitations under the Securities Act. The Exchange Offer is subject to the general terms and conditions developed by the staff of the SEC in the Morgan Stanley No-Action Letter (Morgan Stanley and Co., Inc. (available June 5, 1991)) and the Exxon Capital No-Action Letter (Exxon Capital Holdings Corporation (available May 13,
1988)), as interpreted in the SEC's letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters. However, you are not entitled to rely on the position of the staff in the no-action letters referred to above and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the new notes, if you:

  . are our "affiliate" within the meaning of Rule 405 under the Securities
    Act;

  . do not acquire the new notes in the ordinary course of your business;

  . tender in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the new notes; or

  . are a broker-dealer that acquired such initial notes directly from us.

  If you are a broker-dealer receiving new notes for your own account in exchange for initial notes, where you acquired the initial notes as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of these new notes. See "Plan of Distribution." We have agreed to include in this prospectus information necessary to allow such broker-dealers to exchange such initial notes in the exchange offer and to satisfy the prospectus delivery requirements for resales of new notes received by such broker-dealer in the exchange offer.

  In addition, in the registration rights agreement, we agreed to file a shelf registration statement pursuant to Rule 415 under the Securities Act, if:

  . we are not permitted to effect the exchange offer because of any changes in law, SEC rules or regulations or applicable interpretations of the staff of the SEC after the issuance of the initial notes;

  . for any other reason the registration statement relating to the exchange offer is not declared effective before May 15, 1999 or the exchange offer is not consummated within 45 calendar days after the effective date;

  . any of the initial purchasers of the initial notes requests, within ninety calendar days after the consummation of the exchange offer, the filing of a shelf registration statement with respect to initial notes held by it that are not eligible to be exchanged for new notes in the exchange offer; or

  . a holder is not permitted to participate in the exchange offer or does not receive fully transferable new notes in the exchange offer because of any changes in law, SEC rules or regulations or applicable interpretations of the staff of the SEC after the issuance of the initial notes.

  We have agreed to file such a shelf registration statement with the SEC no later than the later of May 15, 1999 and 60 calendar days after we have been so requested. We also have agreed to use our reasonable efforts to cause such a shelf registration statement to become effective under the Securities Act no later than 60 days after the filing of the shelf registration statement. In addition, we agreed to use our reasonable efforts to keep such a shelf registration statement continuously effective for a period of at least two years following November 16, 1998, the date on which the initial notes were issued, or a shorter period that will terminate when all initial notes covered by the shelf registration statement have been sold under the shelf registration statement or have ceased to be outstanding or subject to registration rights.

REGISTRATION DEFAULTS; ADDITIONAL INTEREST

  If the applicable registration statement or amendment is not timely filed or declared effective or thereafter ceases to be effective, or if the exchange offer has not been consummated on or prior to the 45th calendar day after the effective date of the applicable registration statement, the interest rate of the initial notes will be increased by one-quarter percent per annum for the first 90-day period immediately following the default. The interest rate will increase by an additional one-quarter of one percent at the beginning of each subsequent 90-day period until all such defaults have been cured, up to maximum additional interest of one-half percent per annum. Following the cure of all such defaults, the accrual of additional interest in respect of the notes will cease.

  Except as set forth above, this prospectus may not be used for any offer to resell, resale or other transfer of new notes.

  Except as set forth above, after consummation of the exchange offer, holders of notes have no registration or exchange rights under the registration rights agreement. See "--Consequences of Failure to Exchange."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "expiration date" means 5:00 p.m., New York City time, on     ,
1999, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" means the latest date and time to which the exchange offer is extended. To extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice, followed by a public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  We reserve the right, in our reasonable judgment, to:

  . delay accepting any initial notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under the heading "--Conditions" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent or

  .  amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof.

Terms of the Exchange Offer

  Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all initial notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time on the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding initial notes accepted in the exchange offer. Holders of the initial notes may tender some or all of their initial notes pursuant to the exchange offer; however, initial notes may be tendered only in integral multiples of $1,000. The new notes will evidence the same debt as the initial notes and will be entitled to the benefits of the same indenture. The form and terms of the new notes are substantially the same as the form and terms of the initial notes, except that:

  . the new notes have been registered under the Securities Act and thus will not bear legends restricting their transfer;

  . holders of the new notes generally will not be entitled to rights under the registration rights agreement or additional interest, which rights generally will terminate upon consummation of the exchange offer; and

  . the minimum denomination of new notes will be reduced from $100,000 to $1,000.

  Holders of initial notes do not have any appraisal or dissenters' rights under applicable law or the indenture as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder, including Rule 14e-l.

  We will be deemed to have accepted validly tendered initial notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders pursuant to the exchange agent agreement for the purpose of receiving the new notes from us.

  If any tendered initial notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, the certificates for any such unaccepted initial notes will be returned, without expense, to the tendering holders as promptly as practicable after the expiration date.

  Holders who tender their initial notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of initial notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "--Fees and Expenses."

Interest on New Notes

  Each new note will bear interest from the most recent date to which interest has been paid or duly provided for on the initial note surrendered in exchange for such new note or, if no such interest has been paid or duly provided for on such initial note, from November 16, 1998. Holders of the initial notes whose initial notes are accepted for exchange will not receive accrued interest on such initial notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on such initial notes prior to the original issue date of the new notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such initial notes, and will be deemed to have waived the right to receive any interest on such initial notes accrued from and after such interest payment date or, if no such interest has been paid or duly provided for, from and after November 16, 1998. Interest on the new notes will be payable semi-annually on May 15 and November 15 of each year, commencing May 15, 1999.

Procedures for Tendering Initial Notes

  Only holders of initial notes may tender such initial notes in the exchange offer. To tender in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the initial notes and any other required documents, to the exchange agent so as to be received by the exchange agent at the address set forth on the cover page of the letter of transmittal prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the initial notes may be made by book-entry transfer of such initial notes into the exchange agent's account at DTC in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

  By executing the letter of transmittal, you will make to us the representations set forth below in the third paragraph under the heading "-- Resale of New Notes" on page 20.

  Your tender and our acceptance will constitute an agreement with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

  The method of delivery of initial notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal or notes should be sent to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

  If you are a beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct such registered holder to tender on your behalf.

  Signatures on the letter of transmittal or on a notice of withdrawal, as the case may be, must be guaranteed by an "eligible institution" (as defined below) unless the initial notes tendered are:

  . signed by the registered holder, unless such holder has completed the box entitled "Special Exchange Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  .  tendered for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule l7A(d)-15 under the Securities Exchange Act of 1934 (an "eligible institution").

  If the letter of transmittal is signed by a person other than the registered holder of any initial notes listed therein, those initial notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the initial notes, with the signature guaranteed by an eligible institution.

  If the letter of transmittal or any initial notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, must submit proper evidence satisfactory to us of their authority to so act with the letter of transmittal.

  We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered initial notes and withdrawal of tendered initial notes, and our determination will be final and binding. We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular initial notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in tenders of initial notes must be cured within the amount of time we determine. Although we intend to notify you of defects or irregularities in your tender of initial notes, none of Marriott, the exchange agent or any other person will incur any liability for failure to give such notification. Tenders of initial notes will not be deemed to have been made until those defects or irregularities have been cured or waived. Any initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Book-Entry Delivery Procedures

  Promptly after the date of this prospectus, the exchange agent will establish accounts with respect to the initial notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of the initial notes by causing DTC to transfer those initial notes into the exchange agent's account at DTC in accordance with DTC's procedures for such transfer. To be timely, book-entry delivery of initial notes requires receipt of a confirmation of a book-entry transfer (a "Book-Entry Confirmation") prior to the expiration date. In addition, although delivery of initial notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal or a manually signed facsimile of the letter of transmittal, together with any required signature guarantees and any other required documents, or an "agent's message" (as defined below) in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive new notes for tendered initial notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Tender of Initial Notes Held Through The Depository Trust Company

  The exchange agent and DTC have confirmed that the exchange offer is eligible for DTC's Automated Tender Offer Program. Accordingly, participants in DTC's Automated Tender Offer Program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer initial notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent.

  The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant in DTC's Automated Tender Offer Program that is tendering initial notes that are the subject of such Book-Entry Confirmation, that the participant has received and agrees to be bound by the terms of the applicable letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and that we may enforce such agreement against that participant.

Guaranteed Delivery Procedures

  If you wish to tender your initial notes and:

  .  your initial notes are not immediately available,

  . you cannot deliver your initial notes, the letter of transmittal or any other required documents to the exchange agent, or

  . you cannot complete the procedures for book-entry transfer, prior to the expiration date,

you may still effect a tender if:

  (1)  the tender is made through an eligible institution;

  (2) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the initial notes (if the initial notes are not held through DTC) and the principal amount of initial notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the certificate(s) representing the initial notes or a Book-Entry Confirmation transfer of the initial notes into the exchange agent's account at DTC and all other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

  (3) the properly completed and executed letter of transmittal or facsimile thereof, as well as the certificate(s) representing all tendered initial notes in proper form for transfer or Book-Entry Confirmation transfer of such initial notes into the exchange agent's account at DTC and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

  Upon request to the exchange agent, a notice of guaranteed delivery will be sent to you so that you may tender your initial notes according to the guaranteed delivery procedures set forth above.

Withdrawals of Tenders

  Except as otherwise provided in this prospectus, you may withdraw your tender of initial notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

  To withdraw a tender of initial notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at the address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  . specify the name of the person who deposited the initial notes to be withdrawn,

  . identify the initial notes to be withdrawn including the certificate number(s) and the principal amount of the initial notes, or, in the case of initial notes transferred by book-entry transfer, the name and number of the account at DTC to be credited,

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the initial notes into the name of the person withdrawing the tender, and

  . specify the name in which any such initial notes are to be registered, if different from that of the person who deposited the initial notes.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination will be final and binding on all parties. Any initial notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect thereto unless the initial notes so withdrawn are validly retendered. Any initial notes that have been tendered but are not accepted for exchange will be returned to their holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn initial notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering Initial Notes" at any time prior to the expiration date.

Conditions

  Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange any initial notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of such initial notes, if:

  . the exchange offer or the making of any exchange by a holder, violates any applicable law or interpretation of the staff of the SEC; or

  . any action or proceeding shall have been instituted or threatened in any court or by any governmental agency which in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer.

  If we determine in our reasonable judgment that either of these conditions are not satisfied, we may:

  . refuse to accept any initial notes and return all tendered initial notes to the tendering holders,

  . extend the exchange offer and retain all initial notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such initial notes (see "--Withdrawals of Tenders"), or

  . waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered initial notes that have not been withdrawn.

Exchange Agent

  The Chase Manhattan Bank will act as exchange agent for the exchange offer with respect to the initial notes.

  Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal for the initial notes and requests for copies of the notice of guaranteed delivery should be directed to the exchange agent, addressed as follows:

  By registered or certified mail or overnight courier:

    The Chase Manhattan Bank
    Attn: Joseph Progar
    One Liberty Place
    Suite 5210
    Philadelphia, PA 19103

  By facsimile (for eligible institutions only): (215) 972-8372

  Confirm by telephone: (215) 988-1317

Fees and Expenses

  We will bear the expenses of soliciting initial notes for exchange. The principal solicitation is being made by mail by the exchange agent. Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of Marriott and our affiliates and by persons so engaged by the exchange agent.

  We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

  We will pay all transfer taxes, if any, applicable to the exchange of the initial notes pursuant to the exchange offer. If, however, certificates representing the new notes or the initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the initial notes tendered, or if tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the initial notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

Accounting Treatment

  The new notes will be recorded at the same carrying value as the initial notes, which is the aggregate principal amount of the initial notes, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the exchange offer. The expenses of the initial notes offering and the exchange offer will be amortized over the term of the new notes.

Resale of New Notes

  We are making the exchange offer in reliance on the position of the staff's Exxon Capital no-action letter, Morgan Stanley no-action letter, Shearman & Sterling no-action letter and other interpretive letters addressed to third parties in other transactions; however, we have not sought our own interpretive letter addressing these matters and we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff, and subject to the two immediately following sentences, we believe that unless you are a broker-dealer, you may offer for resale, resell or otherwise transfer new notes issued to you pursuant to this exchange offer in exchange for initial notes without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that you acquire such new notes in the ordinary course of your business and you are not participating, and have no arrangement or understanding with any person to participate, in a distribution within the meaning of the Securities Act of such new notes. Notwithstanding the above, you may be subject to separate restrictions if you:

  . are our "affiliate" within the meaning of Rule 405 under the Securities
    Act,

  . do not acquire such new notes in the ordinary course of your business,

  . intend to participate in the exchange offer for the purpose of distributing new notes, or

  . are a broker-dealer who purchased such initial notes directly from us.

If you fall into any of the categories above, you:

  . will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned interpretive letters,

  . will not be permitted or entitled to tender your initial notes in the exchange offer, and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of your initial notes unless the sale is made pursuant to an exemption from these requirements.

  In addition, as described below, if you are a broker-dealer holding initial notes acquired for your own account (a "Participating Broker-Dealer"), then you may be deemed a statutory "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of your new notes.

  As a condition to your participation in the exchange offer, each holder of initial notes, including, without limitation, any holder who is a Participating Broker-Dealer, must furnish, upon our request, prior to the consummation of the exchange offer, a written representation to us contained in the letter of transmittal to the effect that:

  . you are not our affiliate,

  . any new notes to be received by you are being acquired in the ordinary course of your business, and

  . you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution within the meaning of the Securities Act of such new notes.

If you are a broker-dealer receiving new notes for your own account in the exchange offer, you must acknowledge that you acquired the initial notes for your own account as a result of market-making activities or other trading activities, and not directly from us, and must agree that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the SEC staff in the interpretive letters referred to above, we believe that if you are a Participating Broker-Dealer, you may fulfill your prospectus delivery requirements with respect to the new notes received upon exchange of your initial notes with a prospectus meeting the requirements of the Securities Act, which may be this prospectus (which was prepared for the exchange offer) so long as it contains a description of the plan of distribution with respect to the resale of such new notes. Accordingly, this prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of new notes received in exchange for initial notes where the initial notes were acquired by the Participating Broker-Dealer for its own account as a result of market-making or other trading activities.

Consequences of Failure to Exchange

  Any initial notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of initial notes outstanding. Following the consummation of the exchange offer, holders who did not tender their initial notes generally will not have any further registration rights under the registration rights agreement, and such initial notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for such initial notes could be adversely affected. The initial notes are currently eligible for sale pursuant to Rule 144A through PORTAL. Because we anticipate that most holders will elect to exchange initial notes for new notes pursuant to the exchange offer due to the absence of restrictions on the resale of new notes (except for applicable restrictions on any holder of new notes who is our affiliate or is a broker-dealer that acquired the initial notes directly from us) under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the consummation of the exchange offer may be substantially limited.

  As a result of the making of this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement, and holders who do not tender their initial notes, except for certain instances involving the initial purchasers or holders of initial notes who are not eligible to participate in the exchange offer, will not have any further registration rights under the registration rights agreement or otherwise or rights to receive additional interest for failure to register. Accordingly, any holder that does not exchange its initial notes for new notes will continue to hold the untendered initial notes and will be entitled to all the rights and subject to all the limitations applicable under the indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.

  The initial notes that are not exchanged for new notes pursuant to the exchange offer will remain restricted securities within the meaning of the Securities Act. Accordingly, such initial notes may be resold only:

  . to us or any of our subsidiaries,

  . inside the United States to a "qualified institutional buyer" in compliance with Rule 144A under the Securities Act,

  . inside the United States to an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act), or an "accredited investor" that, prior to such transfer, furnishes or has furnished on its behalf by a U.S. broker-dealer to the trustee under the indenture a signed letter containing certain representations and agreements relating to the restrictions on transfer of the new notes, the form of which letter can be obtained from the trustee,

  . outside the United States in compliance with Rule 904 under the Securities Act,

  . pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available, or

  . pursuant to an effective registration statement under the Securities Act.

  Each accredited investor that is not a qualified institutional buyer and that is an original purchaser of any of the initial notes from the initial purchasers will be required to sign a letter confirming that such person is an accredited investor under the Securities Act and that such person acknowledges the transfer restrictions summarized above.

Other

  Participation in the exchange offer is voluntary and you should carefully consider whether to accept the offer to exchange your initial notes. We urge you to consult your financial and tax advisors in making your decision on what action to take with respect to the exchange offer. We may in the future seek to acquire untendered initial notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any initial notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered initial notes.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

General

  The following is a summary of material United States federal income tax consequences relevant to the exchange of initial notes for new notes pursuant to the exchange offer and the purchase, ownership and disposition of the new notes, but does not purport to be a complete analysis of all potential tax effects. This summary reflects the opinion of our outside counsel, Gibson, Dunn & Crutcher LLP, as to material federal income tax consequences expected to result from the exchange offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. Gibson, Dunn & Crutcher LLP has relied upon certain factual representations by us and our officers for purposes of this summary. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. We cannot assure you that the Internal Revenue Service will not take a different position concerning the matters discussed below or that such positions of the Internal Revenue Service would not be sustained.

  This summary applies only to those persons who acquired the initial notes for cash and who hold notes as capital assets. It does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations, insurance companies and persons who are not "U.S. Holders"). A "U.S. Holder" means a beneficial owner of a note that is for U.S. federal income tax purposes:

    . a citizen or resident of the United States;

    . a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

    . an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    . a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

  The following discussion is for general information only. You are strongly urged to consult with your own tax advisors to determine the impact of your personal tax situation on the anticipated tax consequences, including the tax consequences under state, local, foreign or other tax laws, of the acquisition, ownership and disposition of the new notes.

Exchange of Initial Notes for New Notes

  Pursuant to this prospectus, we are offering to effect the exchange offer for the initial notes, through which holders will be entitled to exchange the initial notes for new notes that would be identical in all material respects to the initial notes, except that the new notes would be registered and therefore would not be subject to transfer restrictions. In addition, under certain circumstances we may be required to file a shelf registration statement with respect to the initial notes, either in lieu of or in conjunction with the exchange offer, which, if effective, would ease transfer restrictions on such notes and thereby permit their resale.

  In the opinion of our outside counsel, Gibson, Dunn & Crutcher LLP, neither participation in the exchange offer nor the filing of a shelf registration statement as described above should result in a taxable exchange to any holder of a note.

  In the event that we complete the exchange offer, no taxable exchange should occur or should be deemed to occur because the exchange would be conducted pursuant to the terms of the initial notes and such exchange would not result in a material alteration of the terms of the notes. Accordingly, the new notes would be treated as continuations of the corresponding initial notes, and there should be no U.S. federal income tax consequences to holders electing to exchange initial notes for new notes. In particular, an exchanging holder would not recognize any gain or loss on the exchange, would retain the same basis in the new note as held in the initial note and would have a holding period for the new note that includes such holder's holding period for the initial note. The exchange offer would not result in any federal income tax consequences to holders of initial notes who do not exchange their notes for new notes.

  Moreover, if we file a shelf registration statement in connection with the initial notes, no taxable exchange should occur or be deemed to occur, because the shelf registration statement would be filed pursuant to the terms of the initial notes and such filing would not result in a material alteration of the terms of the notes. Accordingly, there should be no U.S. federal income tax consequences to any holders of the notes from the filing of a shelf registration statement as described above.

                            SELECTED FINANCIAL DATA
                     (in millions, except per share data)

  The following table presents certain selected financial data for the five most recent fiscal years, which is from our consolidated financial statements. Since the information in this table is only a summary and does not provide all of the information contained in our financial statements, including the related notes, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 1, 1999, which has been filed with the SEC and incorporated into this prospectus by reference. Per share data has not been presented for periods prior to 1998 because we were not a publicly held company during that time.

                                                        Fiscal Year
                                            -----------------------------------
                                             1998   1997  1996(a)  1995   1994
                                            ------ ------ ------- ------ ------
Income Statement Data:
Sales.....................................  $7,968 $7,236 $5,738  $4,880 $4,461
Operating Profit Before Corporate Expenses
 and Interest.............................     736    609    508     390    316
Net Income................................     390    324    270     219    162
Per Share Data:
 Diluted Earnings per Share...............    1.46
 Cash Dividends Declared..................    .195
Balance Sheet Data (at end of period):
Total Assets..............................  $6,233 $5,161 $3,756  $2,772 $2,061
Long-Term and Convertible Subordinated
 Debt.....................................   1,267    422    681     180    102
Shareholders' Equity......................   2,570

--------
(a) 1996 fiscal year was 53 weeks; all other fiscal years were 52 weeks.

                                   BUSINESS

  Marriott International, Inc. is one of the world's leading hospitality companies. We are a worldwide operator and franchisor of hotels and senior living communities and provider of distribution services. Our operations are grouped in three business segments, Lodging, Senior Living Services and Distribution Services, which represented 79, 6, and 15 percent, respectively, of total sales in the fiscal year ended January 1, 1999.

  LODGING. We operate or franchise nearly 1,700 lodging properties worldwide, with over 325,000 rooms. Our portfolio of twelve lodging brands--from luxury to economy to extended stay to vacation timesharing--is the broadest of any company in the world. Consistent with our focus on management and franchising, we own very few of our lodging properties. Our lodging brands include:

                                          EXTENDED-STAY LODGING
UPSCALE FULL-SERVICE LODGING


                                             .Residence Inn
  .Marriott Hotels, Resorts and Suites


                                             .TownePlace Suites
  .Renaissance Hotels and Resorts


                                             .Marriott Executive Residences
  .New World Hotels International (Asia)


                                          LUXURY LODGING
MODERATE-PRICED AND ECONOMY LODGING


                                             .Ritz-Carlton
  .Courtyard


                                          VACATION TIMESHARING
  .Fairfield Inn


                                             .Marriott Vacation Club
  .SpringHill Suites                         International

  .Ramada International Hotels & Resorts
  (Europe, Middle East and Asia/Pacific)

  SENIOR LIVING SERVICES. Through our Senior Living Services business, we develop and operate both "independent full-service" and "assisted living" senior living communities and provide related senior care services. We operated 113 of these facilities as of January 1, 1999, most of which were owned by third parties, and are the largest U.S. operator of senior living communities in the quality tier. Our three principal senior living community brands are:

  . Brighton Gardens (quality-tier assisted living)

  . Village Oaks (moderate-priced assisted living)

  . Marriott MapleRidge (high levels of service for the more frail senior population; formerly branded as Hearthside).

  DISTRIBUTION SERVICES. Operating under the name Marriott Distribution Services, we are a United States limited-line distributor of food and related supplies, carrying an average of 3,000 product items per distribution center. This segment originally focused on purchasing, warehousing and distributing food and supplies to other Marriott businesses. However, Marriott Distribution Services has increased its third-party business to about 88 percent of total sales volume in the year ended January 1, 1999.

  OTHER COMPANIES WITH THE "MARRIOTT" NAME. In addition to us and Sodexho Marriott Services, Inc., there are two other public companies with "Marriott" in their names: Host Marriott Corporation (a lodging real estate investment trust, most of whose properties we manage) and Host Marriott Services Corporation (a food, beverage and retail concessionaire at travel and entertainment venues). Each of these companies has its own separate management, businesses and employees. In addition, each company's board of directors is comprised of different persons, except that J.W. Marriott, Jr., our Chairman and Chief Executive Officer, his brother, Richard E. Marriott, Chairman of Host Marriott, and William J. Shaw, our President and Chief Operating Officer and one of our directors, are each directors of more than one Marriott company. Members of the Marriott family continue to own stock in each of these companies. "Old" Marriott (now called Sodexho Marriott Services, Inc.) was formed in 1993 when it was spun off from Marriott Corporation--now named Host Marriott Corporation.

Host Marriott Services Corporation was formed in 1995 when it was spun off from Host Marriott Corporation. For more information on our transactions with Host Marriott Corporation, see the "Relationships with Major Customers" Note to our Consolidated Financial Statements, which we filed with the SEC as part of our most recent Form 10-K.

  Formation of "New" Marriott International--Spinoff in March 1998. We became a public company in March 1998, when we were "spun off" as a separate entity by the company formerly named "Marriott International, Inc." Our company--the "new" Marriott International--was formed to conduct the lodging, senior living and distribution services businesses formerly conducted by "old" Marriott.

  The spinoff was effected through a dividend of one share of our common stock and one share of our Class A common stock for each share of old Marriott common stock outstanding on March 20, 1998. As the result of a shareholder vote at our 1998 annual meeting of shareholders, on May 21, 1998 we converted all of our outstanding shares of common stock into shares of Class A common stock on a one-for-one basis.

  The old Marriott shareholders approved the spinoff and related transactions at a special meeting held in March 1998. Old Marriott received a ruling from the Internal Revenue Service that the spinoff would be tax-free to old Marriott, to us and to our shareholders.

  At the same time as the spinoff, old Marriott merged its remaining business--food service and facilities management--with the similar businesses of Sodexho Alliance in the United States and Canada, to form Sodexho Marriott Services. Sodexho Marriott Services also successfully completed a public cash tender offer for substantially all of $720 million of old Marriott's public debt. We are providing certain transitional administrative services to Sodexho Marriott Services, such as employee benefit administration and employee relocation, and Marriott Distribution Services provides food distribution services to many of Sodexho Marriott Services' food service locations. For a discussion of some of our contracts with Sodexho Marriott Services, see "Notes to Consolidated Financial Statements--Summary of Significant Accounting Policies," which are contained in our most recent Annual Report on Form 10-K and incorporated by reference into this prospectus.

                         DESCRIPTION OF THE NEW NOTES

  We are offering, in exchange for initial notes, a total of $400 million aggregate principal amount of new notes, comprised of $200 million aggregate principal amount of 6 5/8% Series A new notes and $200 million aggregate principal amount of 6 7/8% Series B new notes.

  The initial notes were issued under a document called the "indenture". The indenture is a contract between us and The Chase Manhattan Bank, which acts as trustee. The new notes will be governed by the same indenture that governs the initial notes. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later on page 36 under "Remedies If an Event of Default Occurs". Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your new notes to a new buyer if you sell and sending you notices.

  The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the new notes are governed by New York law. We filed a copy of the indenture with the SEC as
Exhibit 4.1 to our most recent Annual Report on Form 10-K. When the new notes are issued, the indenture will be subject to and governed by the Trust Indenture Act of 1939.

  Because this section is a summary, it does not describe every aspect of the new notes. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including definitions of terms used in the indenture and those terms made part of the indenture by reference to the Trust Indenture Act. For example, in this section we use capitalized words to signify defined terms that have been given special meanings in the indenture. We describe the meaning for only the more important terms. We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus, such sections or defined terms are automatically incorporated here.

General

  The new notes will be senior unsecured obligations of Marriott, ranking equally with all of our existing and future senior unsecured indebtedness. The new notes effectively will rank junior to all liabilities of our subsidiaries. The Series A new notes will be issued solely in exchange for an equal principal amount of Series A initial notes pursuant to the exchange offer; the Series B new notes will be issued solely in exchange for an equal principal amount of Series B initial notes pursuant to the exchange offer. The form and terms of each series of new notes will be identical in all material respects to the form and terms of the respective series of initial notes, except that:

  . the new notes will have been registered under the Securities Act and will not bear legends restricting their transfer; and

  . the holders of the new notes, except for limited instances, will not be entitled to further registration rights under the registration rights agreement or to receive additional interest on the new notes in the event that registration obligations are not complied with.

Payments by Us on the New Notes

 The Series A Notes

  We will pay interest on the Series A notes at the rate of 6 5/8% per annum. We will pay this interest on May 15 and November 15 of each year, with the first payment being made on May 15, 1999. Each new note will bear interest from November 16, 1998. If your initial Series A notes are accepted for exchange, you will not receive accrued interest on the initial Series A notes, and will be deemed to have waived the right to receive any interest on the initial Series A notes from and after November 16, 1998.

  We will pay interest only to those holders who are registered holders on the fifteenth calendar day before the interest payment date. In addition to the interest, we will repay the principal on the Series A notes on November 15, 2003. Periodically, we may buy the Series A notes. However, we are not obligated to repay, and may not repay at our option, any portion of the principal of the Series A notes prior to their maturity.

 The Series B Notes

  We will pay interest on the Series B notes at the rate of 6 7/8% per annum. We will pay this interest on May 15 and November 15 of each year, with the first payment being made on May 15, 1999. If your initial Series B notes are accepted for exchange, you will not receive accrued interest on the initial Series B notes, and will be deemed to have waived the right to receive any interest on the initial Series B notes from and after November 16, 1998.

  We will pay interest only to those holders who are registered holders on the fifteenth calendar day before the interest payment date. In addition to the interest, we will repay the principal on the Series B notes on November 15, 2005. Periodically, we may buy the Series B notes. However, we are not obligated to repay, and may not repay at our option, any portion of the principal of the Series B notes prior to their maturity.

Legal Ownership

 "Street Name" and Other Indirect Holders

  As explained below, new notes will be issued only as "global securities" but, under certain circumstances described below, may be exchanged for "certificated securities." Investors in new, global notes, or who hold new certificated notes through an account with a bank or broker, will generally not be recognized by us or the trustee as legal holders of the new certificated notes. This is called holding in "street name." Instead, we and the trustee will recognize only the depositary for the global notes, or the bank or broker, or the financial institution the bank or broker uses to hold its new notes, as a holder of new notes. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the new notes, either because they agree to do so in their customer agreements or because they are legally required to. If you hold new notes in "street name," you should check with your own institution to find out:

  . How it will handle payments made on the new notes and any notices that we may provide.

  . Whether it imposes fees or charges.

  . How it would handle voting if ever required.

  . Whether, and how, it will permit you to register the new notes in your own name so you can be a direct holder as described below.

  . How it would pursue rights under the new notes if there were a default or other event triggering the need for holders to act to protect their interests.

 Direct Holders

  Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, are only to those persons who are registered as holders of the new notes. As noted above, we do not, nor does the trustee, have obligations to you if you hold in "street name" or other indirect means. For example, once we make payment to the registered holder, we have no further responsibility for that payment even if that holder is legally required to pass the payment along to you as a "street name" customer but does not do so.

 Global Security

  All new notes will initially be issued only as a registered new note in global form without interest coupons (a "global security").

  What is a Global Security? A global security is a special type of indirectly held security, that is only registered in the name of a financial institution selected by us. The financial institution that acts as the sole direct holder of the global security is called the "Depositary". Our Depositary will be DTC. Any holder wishing to own an interest in a global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the Depositary. See "Book-Entry Procedures and Transfer--Certain Book-Entry Procedures for the Global Security".

  Special Investor Considerations for Global Securities. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the Depositary, as well as general laws relating to securities transfers. We will not recognize this type of investor as a holder of notes and instead will deal only with the Depositary.

  An investor should be aware that:

  . The investor holding interests in global securities will be a "street name" holder and must look to his or her own bank or broker for payments on the new notes and protection of his or her legal rights relating to the new notes. See " "Street Name' and Other Indirect Holders" on page 28.

  . The Depositary's policies will govern payments, transfers, exchange and other matters relating to the investor's interest in the global security. We and the trustee have no responsibility for any aspect of the Depositary's actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the Depositary in any way.

  Payment for purchases and sales in the market for corporate bonds and notes is generally made in next-day funds. In contrast, it is the policy of the Depositary to require that interests in a global security be purchased or sold within its system using same-day funds. This difference could have some effect on how global security interests trade, but we do not know what that effect will be.

  Special Situations When Global Security Will Be Terminated. In a few special situations described later, the global security will terminate and interests in it will be exchanged for physical certificates (each, a "certificated security") representing new notes. After that exchange, the choice of whether to hold notes directly or in "street name" will be up to the investor. In that case, investors must consult their own bank or brokers to find out how to have their interests in certificated securities transferred to their own name, so that they will be direct holders. The rights of "street name" investors and direct holders in the new notes have been previously described in the subsections entitled " "Street Name' and Other Indirect Holders" on page 28 and "Direct Holders" on page 29.

  The special situations for termination of a global security are:

  . When the Depositary notifies us that it is unwilling, unable or no longer qualified to continue as Depositary.

  . When an Event of Default on the new notes has occurred and has not been cured. (Defaults are discussed later under "Events of Default" on page
    36)

  When a global security terminates, the Depositary (and not us or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders. (Sections 204 and 305)

   In the remainder of this description "you" means direct holders and not "street name" or other indirect holders of notes. Indirect holders should read the previous subsection on page 28 entitled " "Street Name' and Other Indirect Holders".


Overview of Remainder of this Description

  You may have your new notes broken into more new notes of smaller denominations (subject to minimum denomination requirements) or combined into fewer new notes of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an "exchange."

  You may exchange or transfer new notes at the office of the trustee. The trustee acts as our agent for registering new notes in the names of holders and transferring new notes. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the "security registrar." It will also perform transfers. (Section 305)

  The remainder of this description summarizes:

  . Additional mechanics relevant to the new notes under normal circumstances, such as how you transfer ownership and where we make payments;

  . Your rights under several special situations, such as if we merge with another company, or if we want to change a term of the new notes;

  . Promises we make to you about how we will run our business, or business actions we promise not to take (known as"covenants"); and

  . Your rights if we default or experience other financial difficulties.

Additional Mechanics

 Form, Exchange and Transfer

  The new notes will be issued:

  . only in fully registered form

  . without interest coupons

  . in a minimum denomination of $1,000 and even multiples of $1,000.

  You will not be required to pay a service charge to transfer or exchange new notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

  We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section
1002)

Payment and Paying Agents

   "Street name" and other indirect holders should consult their banks or brokers for information on how they will receive payments.


  We will pay interest to you if you are a direct holder listed in the trustee's records at the close of business on the fifteenth calendar day before each due date for interest, even if you no longer own the note on the interest due date. That day is called the "regular record date." (Section 307) Holders buying and selling new notes must work out between themselves how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the new notes to pro-rate interest fairly between buyer and seller. This pro-rated interest amount is called "accrued interest".

  We will pay interest, principal and any other money due on the new notes at the corporate trust office of the trustee in Dallas, Texas. That office is currently located at 1201 Main Street, 18th Floor, Dallas, Texas 75202. You may elect to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

  We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called "paying agents." We may also choose to act as our own paying agent. We must notify the trustee of changes in the paying agents. (Section 1002)

Notices

  We and the trustee will send notices regarding the new notes only to direct holders, using their addresses as listed in the trustee's records. (Sections 101 and 106)

  Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

Special Situations

 Mergers and Similar Events

  Under the indenture, we are generally permitted to consolidate or merge with another company or entity. We are also permitted to sell substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

  . Where we merge out of existence or sell substantially all of our assets, the other entity may not be organized under a foreign country's laws (that is, it must be a corporation, partnership or trust organized under the laws of a state or the District of Columbia or under federal law) and it must agree to be legally responsible for the new notes.

  . The merger, sale of assets or other transaction must not cause a default on the new notes, and we must not already be in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and not been cured, as described later on page 36 under "What is An Event of Default." A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

  . It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights on our property, called "Liens," as discussed later on page 33 under "Certain Covenants-- Restrictions on Liens." If a merger or other transaction would create any Liens on our property, we must comply with that covenant. We would do this either by deciding that the Liens were permitted, or by following the requirements of the covenant to grant an equivalent or higher-ranking Lien on the same property to you and the other direct holders of the new notes. (Section 801)

 Modification and Waiver

  There are three types of changes we can make to the indenture and the new notes.

  Changes Requiring Your Approval. First, there are changes that cannot be made to your new notes without your specific approval. Following is a list of those types of changes:

  . change the stated maturity of the principal or interest on a new note

  . reduce any amounts due on a new note

  . reduce the amount of principal payable upon acceleration of the Maturity of a new note following a default

  . change the place or currency of payment on a new note

  . impair your right to sue for payment

  . reduce the percentage of holders of new notes whose consent is needed to modify or amend the indenture

  . reduce the percentage of holders of new notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults

  . modify any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 902)

  Changes Requiring a Majority or 50% Vote. The second type of change to the indenture and the new notes is the kind that requires a vote in favor by holders of not less than 50% of the principal amount of the new notes. Most changes fall into this category, except for clarifying changes and other changes that would not adversely affect holders of the new notes. A majority vote would be required for us to obtain a waiver of all or part of the covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the new notes listed in the first category described previously under "Changes Requiring Your Approval" unless we obtain your individual consent to the waiver. (Sections 902 and 513)

  Changes Not Requiring Approval. The third type of change does not require any vote by holders of the new notes. This type is limited to clarifications and other changes that would not adversely affect holders of the new notes. (Section 901)

  Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a new note:

  Notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. New notes will also not be eligible to vote if they have been fully defeased as described later on page 34 under "Full Defeasance."(Section 101)

  We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding new notes that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders, that vote or action may be taken only by persons who are holders of outstanding new notes on the record date and must be taken within 180 days following the record date or another shorter period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

   "Street name" and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the new notes or request a waiver.


Certain Covenants

  The indenture does not contain provisions that would afford protection to you in the event of a highly leveraged transaction involving us.

  Restrictions on Liens. Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders (including you and the other direct holders of the new notes) or over our general creditors if we fail to pay them back. These preferential rights are called "Liens". We promise that we will not place a Lien on any of our Principal Properties, or on any shares of stock or debt of any of our Restricted Subsidiaries, to secure new debt unless we grant an equivalent or higher-ranking Lien on the same property to you and the other holders of the new notes. (Section 1008)

  However, we do not need to comply with this restriction if the amount of all debt that would be secured by Liens on Principal Properties (including the new debt and all "Attributable Debt", as described under "Restriction on Sales and Leasebacks" below, that results from a sale and leaseback transaction involving Principal Properties) is less than $400 million, or 10% of our Consolidated Net Assets, whichever amount is greater.

  This Restriction on Liens also does not apply to certain types of Liens, and we can disregard these Liens when we calculate the limits imposed by this restriction. These types of Liens are Liens on any Principal Property or on any shares of stock or debt of any Restricted Subsidiary if:

  . such Liens existed on the date of the indenture, or

  . such Liens existed at the time the property was acquired or at the time an entity became a Restricted Subsidiary, or

  . such Liens secure Debt that is no greater than the Acquisition Cost or the Cost of Construction on a Principal Property or Restricted Subsidiary (if such Liens are created no later than 24 months after such acquisition or completion of construction), or

  . such Liens are in favor of us or any Subsidiary, or

  . such Liens are granted in order to assure our performance of any tender or bid on any project (and other similar Liens).

  Subject to certain limitations, we can also disregard Liens that extend, renew or replace any of these types of Liens.

  Under the indenture, we and our subsidiaries are permitted to have as much unsecured debt as we may choose.

  Restrictions on Sales and Leasebacks. We promise that neither we nor any of our Restricted Subsidiaries will enter into any sale and leaseback transaction involving a Principal Property, unless we comply with this covenant. A "sale and leaseback transaction" generally is an arrangement between us or a Restricted Subsidiary and any lessor (other than the Company or a Subsidiary) where we or the Restricted Subsidiary lease a property for a period in excess of three years, if such property was or will be sold by us or such Restricted Subsidiary to that lender or investor.

  We can comply with this covenant in either of two different ways. First, we will be in compliance if we or a Restricted Subsidiary could grant a Lien on the Principal Property in an amount equal to the Attributable Debt for the sale and leaseback transaction without being required to grant an equivalent or higher-ranking Lien to you and the other direct holders of the new notes under the Restriction on Liens described above. Second, we can comply if we retire an amount of Debt, within 240 days of the transaction, equal to at least the net proceeds of the sale of the Principal Property that we lease in the transaction or the fair value of that property, whichever is greater. (Section 1009)

  Certain Definitions Relating to our Covenants. Following are the meanings of the terms that are important in understanding the covenants previously described. (Section 101)

  "Attributable Debt" means the total present value of the minimum rental payments called for during the term of the lease (discounted at the rate that the lessee could borrow over a similar term at the time of the transaction).

  "Consolidated Net Assets" is the consolidated assets (less reserves and certain other permitted deductible items), after subtracting all current liabilities (other than the current portion of long-term debt and Capitalized Lease Obligations) as such amounts appear on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

  "Debt" means notes, bonds, debentures or other similar evidences of indebtedness for borrowed money or any guarantee thereof.

  A "Restricted Subsidiary" means any Subsidiary:

  . organized and existing under the laws of the United States, and

  . the principal business of which is carried on within the United States of America, and

  . which either (i) owns or is a lessee pursuant to a capital lease of any real estate or depreciable asset which has a net book value in excess of 2% of Consolidated Net Assets, or (ii) in which the investment of the Company and all its Subsidiaries exceeds 5% of Consolidated Net Assets.

  The definition of a Restricted Subsidiary does not include any Subsidiaries principally engaged in the Company's timeshare or senior living services businesses, or the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof. The definition also does not include any Subsidiary formed or acquired after the date of the indenture for the purpose of developing new assets or acquiring the business or assets of another person and which does not acquire all or any substantial part of the business or assets of the Company or any Restricted Subsidiary.

  A "Subsidiary" is a corporation in which we and/or one or more of our other subsidiaries owns at least 50% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for the election of directors.

  A "Principal Property" is any parcel or group of parcels of real estate or one or more physical facilities or depreciable assets, the net book value of which exceeds 2% of Consolidated Net Assets.

 Defeasance

  Full Defeasance. We can legally release ourselves from any payment or other obligations on any series of the new notes (called "full defeasance") if, among other things, we put in place the following other arrangements for you to be repaid and the following conditions are met:

  . We must deposit in trust for your benefit and the benefit of all other direct holders of the new notes of the affected series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on such series of new notes on their various due dates.

  . There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on such series of new notes any differently than if we did not make the deposit and just repaid such new notes ourselves. (Under current federal tax law, the deposit and our legal release from such new notes would be treated as though we took back your new notes of such series and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could be required to recognize gain or loss on the new notes of such series you were treated as giving back to us.)

  . We must deliver to the trustee a legal opinion of our counsel confirming the tax law change or ruling described above.

  If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the affected series of new notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. (Sections 1302 and 1304)

  Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the series of new notes for which such deposit is made. This is called "covenant defeasance." In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the affected series of new notes. In order to achieve covenant defeasance, we must, among other things, do the following:

  . We must deposit in trust for your benefit and the benefit of all other direct holders of the affected series of new notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on such series of new notes on their various due dates.

  . We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on such series of new notes any differently than if we did not make the deposit and just repaid such new notes ourselves.

If we accomplish covenant defeasance, the following provisions of the indenture with respect to the affected series of new notes would no longer apply:

  . Our promises regarding conduct of our business previously described on page 33 under "Certain Covenants."

  . The condition regarding the treatment of Liens when we merge or engage in similar transactions, as previously described on page 31 under "Mergers and Similar Events."

  . The Events of Default relating to breach of covenants and acceleration of the maturity of other debt, described later on page 36 under "What Is an Event of Default?"

  If we accomplish covenant defeasance, you can still look to us for repayment of the affected series of new notes if there were a shortfall in the trust deposit. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the affected series of new notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304)

Default and Related Matters

  The new notes are not secured by any of our property or assets. Accordingly, your ownership of new notes means you are one of our unsecured creditors. The new notes are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. In addition, the new notes effectively will rank junior to all liabilities of our subsidiaries.

 Events of Default

  You will have special rights if an Event of Default occurs and is not cured, as described later in this subsection.

  What Is An Event of Default? The term "Event of Default" means any of the following:

  . We do not pay the principal or any premium on a new note on its due date.

  . We do not pay interest on a new note within 30 days of its due date.

  . We remain in breach of a covenant described on page 33 or any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of new notes of the affected series.

  . We or any Restricted Subsidiary default on other debt (excluding any non-recourse debt) which totals over $100 million (or 4% of our Consolidated Net Assets, whichever amount is greater) and the lenders of such debt have taken affirmative action to enforce the payment of such debt, and this repayment obligation remains accelerated for 10 days after we receive a notice of default as described in the previous paragraph.

  . We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. (Section 501)

  A payment default or other default under one series of new notes may, but will not necessarily, cause a default to occur under any other series of new notes issued under the indenture.

  Remedies If an Event of Default Occurs. If an Event of Default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the new notes of the affected series may declare the entire principal amount of all the new notes of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the new notes will be automatically accelerated, without any action by the trustee or any Holder. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the new notes of the affected series. (Section 502)

  Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an "indemnity"). (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding new notes of the affected series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512)

  Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the new notes, the following must occur:

  . You must give the trustee written notice that an Event of Default has occurred and remains uncured.

  . The holders of 25% in principal amount of all outstanding new notes of the affected series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

  . The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

  However, you are entitled at any time to bring a lawsuit for the payment of money due on your new notes on or after its due date. (Section 508)

   "Street name" and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.


  We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the new notes, or else specifying any default. (Section 1004)

 Regarding the Trustee

  The Chase Manhattan Bank is the trustee, security registrar and paying agent under the indenture. We have existing banking relationships with The Chase Manhattan Bank, including that one of its affiliates is a lender under our revolving credit facility. In addition, Chase Securities Inc., an affiliate of The Chase Manhattan Bank, was an initial purchaser of the initial notes.

  If an Event of Default (or an event that would be an Event of Default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded) occurs, the trustee may be considered to have a conflicting interest with respect to the new notes for purposes of the Trust Indenture Act. In that case, the trustee may be required to resign as trustee under the indenture and we would be required to appoint a successor trustee.

Book-Entry Procedures and Transfer

 General

  The global security will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

 Certain Book-Entry Procedures for the Global Security

  The description of the operations and procedures of DTC set forth below is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by it from time to time. The information in this section concerning DTC has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy or for these operations or procedures, and we urge you to contact DTC directly to discuss these matters.

  DTC is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a "banking organization" within the meaning of the New York Banking Law, (iii) a member of the Federal Reserve System, (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (v) a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions among Participants in deposited securities through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

  We expect that pursuant to procedures established by DTC, ownership of the new notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

  The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the new notes represented by a global security to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in new notes represented by a global security to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

  So long as DTC or its nominee is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by the global security for all purposes under the indenture. Except as provided above, owners of beneficial interests in a global security will not be entitled to have new notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a Holder of new notes under the indenture or such global security. We understand that under existing industry practice, in the event that we request any action of holders of new notes, or a holder that is an owner of a beneficial interest in a global security desires to take action that DTC, as the Holder of such global security, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of new notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such new notes.

  Payments with respect to the principal of, premium, if any, and interest on any new notes represented by a global security registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered Holder of the global security representing such new notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose name the new notes, including the global security, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global security, including principal, premium, if any, and interest. We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

  Neither we nor the trustee will be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related new notes and each such person may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the new notes to be issued).

  We have been informed by DTC that its management is aware that some computer applications, systems and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." We have also been informed by DTC that it has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as they relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries and settlement of trades within DTC ("DTC Services"), continue to function appropriately. According to DTC, this program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC has informed us that its plan includes a testing phase, which is expected to be completed within appropriate time frames.

  However, we have been informed by DTC that its ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunications and electrical utility service providers, among others. DTC has informed us that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC has informed us that it is in the process of developing such contingency plans as it deems appropriate.

  According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

                             PLAN OF DISTRIBUTION

  This prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers in connection with resales of new notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. Each Participating Broker-Dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

  Marriott will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any Participating Broker-Dealer that acquired initial notes as a result of market making activities or other trading activities and who resells new notes that were received by it pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

  The validity of the new notes will be passed upon for us by our Law Department. Certain federal income tax matters will be passed upon for us by Gibson, Dunn & Crutcher LLP, Washington, D.C. Attorneys in our Law Department own shares of our common stock, and hold stock options, deferred stock and restricted stock awards under our 1998 Comprehensive Stock and Cash Incentive Plan and may receive additional awards under such plan in the future.

                             INDEPENDENT AUDITORS

  The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving such reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $400,000,000

                                 Exchange Offer


                          Marriott International, Inc.

                  $200,000,000 6 5/8% Series A Notes due 2003

                  $200,000,000 6 7/8% Series B Notes due 2005

                                   PROSPECTUS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  Article Eleventh and Article Sixteenth of the Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Section 7.7 of the Company's Restated Bylaws limit the personal liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty. These provisions of the Company Certificate and Bylaws are collectively referred to herein as the "Director Liability and Indemnification Provisions."

  The Director Liability and Indemnification Provisions define and clarify the rights of individuals, including Company directors and officers, to indemnification by the Company in the event of personal liability or expenses incurred by them as a result of litigation against them. These provisions are consistent with Section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their certificates of incorporation a provision limiting or eliminating directors' liability for monetary damages and with other existing Delaware General Corporation Law provisions permitting indemnification of certain individuals, including directors and officers. The limitations of liability in the Director Liability and Indemnification Provisions may not affect claims arising under the federal securities laws.

  In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be the best interests of the corporation and its shareholders. Decisions made on that basis are protected by the so-called "business judgment rule." The business judgment rule is designed to protect directors from personal liability to the corporation or its shareholders when business decisions are subsequently challenged. However, the expense of defending lawsuits, the frequency with which unwarranted litigation is brought against directors and the inevitable uncertainties with respect to the outcome of applying the business judgment rule to particular facts and circumstances mean that, as a practical matter, directors and officers of a corporation rely on indemnity from, and insurance procured by, the corporation they serve, as a financial backstop in the event of such expenses or unforeseen liability. The Delaware legislature has recognized that adequate insurance and indemnity provisions are often a condition of an individual's willingness to serve as director of a Delaware corporation. The Delaware General Corporation law has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.

  This description of the Director Liability and Indemnification Provisions is intended as a summary only and is qualified in its entirety by reference to the Company Certificate and the Company Bylaws, each of which has been filed with the SEC.

Item 21. Exhibits and Financial Statement Schedules.

  (a) Exhibits

  3.1 Amended and Restated Certificate of Incorporation of the Company
      (incorporated by reference to Exhibit 2 to the Form 8-A/A of the Company filed on April 3, 1998)
  3.2 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.3 to the Company's Form 10-K for the fiscal year ended January
      1, 1999)
  4.1 Rights Agreement, dated as of March 27, 1998, between the Company and the Bank of New York, as Rights Agent (incorporated by reference to Exhibit 1 to the Form 8-A/A of the Company filed on April 3, 1998)
  4.2 Indenture between the Company and The Chase Manhattan Bank, as trustee, dated as of November 16, 1998 (incorporated by reference to Exhibit 4.1 to the Company's Form 10-K for the fiscal year ended January 1, 1999)

  4.3 Exchange and Registration Rights Agreement between the Company and
      Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities,
      Inc., Goldman, Sachs & Co., and Salomon Smith Barney dated as of November
      16, 1998
  5.1 Opinion of Marriott International, Inc.'s Law Department regarding the legal validity of the securities being registered for issuance
  8.1 Opinion of Gibson, Dunn & Crutcher LLP regarding certain federal income tax matters
 12.1 Statement of Computation of Ratio of Earnings to Fixed Charges
      (incorporated by reference to Exhibit 12 to the Company's Form 10-K for the fiscal year ended January 1, 1999)
 23.1 Consent of Arthur Andersen LLP
 23.2 Consent of Marriott International, Inc.'s Law Department (included in its opinion filed as Exhibit 5.1 hereto)
 23.3 Consent of Gibson, Dunn & Crutcher LLP (included in its opinion filed as
      Exhibit 8.1 hereto)
 24.1 Powers of Attorney (included on the signature page hereto)
 25.1 Statement of eligibility of trustee under the indenture, on Form T-1

  (b) Financial Statement Schedules

  Schedules are omitted because of the absence of conditions under which they are required under the pertinent portion of the instructions for Form S-4.

  (c) Opinion Materially Relating to the Transaction

  None.

Item 22. Undertakings.

  (1) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (3) The undersigned registrant hereby undertakes that (1) for the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Montgomery, State of Maryland, on March 25, 1999.

                                          Marriott International, Inc.

                                                 /s/ J.W. Marriott, Jr.
                                          By: _________________________________
                                                     J.W. Marriott, Jr.
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                              POWERS OF ATTORNEY

  Each person whose signature appears below constitutes and appoints Joseph Ryan as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement (and any additional Registration Statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ J.W. Marriott, Jr.           Chairman of the Board and    March 25, 1999
______________________________________  Chief Executive Officer
          J.W. Marriott, Jr.            and Director (Principal
                                        Executive Officer)

       /s/ Arne M. Sorenson            Executive Vice President     March 25, 1999
______________________________________  and Chief Financial
           Arne M. Sorenson             Officer (Principal
                                        Financial Officer)

      /s/ Stephen E. Riffee            Vice President--Finance      March 25, 1999
______________________________________  and Chief Accounting
          Stephen E. Riffee             Officer (Principal
                                        Accounting Officer)

     /s/ Richard E. Marriott           Director                     March 25, 1999
______________________________________
         Richard E. Marriott

                                       Director
______________________________________
         Henry Cheng Kar Shun

              Signature                          Title                   Date
              ---------                          -----                   ----

     /s/ Gilbert M. Grosvenor          Director                     March 25, 1999
______________________________________
         Gilbert M. Grosvenor

   /s/ Floretta Dukes McKenzie         Director                     March 25, 1999
______________________________________
       Floretta Dukes McKenzie

       /s/ Harry J. Pearce             Director                     March 25, 1999
______________________________________
           Harry J. Pearce

        /s/ W. Mitt Romney             Director                     March 25, 1999
______________________________________
            W. Mitt Romney

        /s/ Roger W. Sant              Director                     March 25, 1999
______________________________________
            Roger W. Sant

       /s/ William J. Shaw             Director                     March 25, 1999
______________________________________
           William J. Shaw

      /s/ Lawrence M. Small            Director                     March 25, 1999
______________________________________
          Lawrence M. Small